Exhibit 10(d)
AMENDMENT NO. 1
TO
HARRIS CORPORATION
2005 EQUITY INCENTIVE PLAN
     WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation 2005 Equity Incentive Plan (the “Plan”), to provide long-term incentive awards to employees and directors;
     WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors of the Corporation (the “Board”) has the authority to amend the Plan; and
     WHEREAS, the Board desires to amend the Plan to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of January 1, 2009, as follows:
     1. The definition of “Restriction Period” set forth in Section 2 hereby is amended to insert the phrase “ , to the extent permitted by Section 409A of the Code,” immediately prior to the phrase “such Restriction Period may be modified or lapse earlier in the event of a Change of Control” set forth in the last sentence thereof.
     2. The definition of “Substitute Awards” set forth in Section 2 hereby is amended to add the following new sentence at the end thereof:
“Any such assumption, substitution or exchange shall occur in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).”
3. Section 3.2(a) hereby is amended to add the following new sentence at the end thereof:
“Any adjustment pursuant to this Section 3.2(a) shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).”
4. Section 3.2(b) hereby is amended to add the following new sentence at the end thereof:
“Any adjustment or substitution pursuant to this Section 3.2(b) shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).”

     5. Section 4.2 hereby is amended to add the following proviso at the end of the first sentence thereof:
“; and provided further, that an employee of an Affiliate shall be designated by the Board Committee as a recipient of an Option or SAR only if Common Stock qualifies, with respect to such recipient, as “service recipient stock” within the meaning set forth in Section 409A of the Code.”
     6. Section 10.2 hereby is amended in its entirety to read as follows:
     “10.2 Payments in Connection with Change of Control. Notwithstanding anything contained in this Plan to the contrary, within 90 days following a Change of Control that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay to each Director (or former Director), in a lump sum, the Deferred Units in such Director’s Deferred Units Account. This Paragraph may not be amended, altered or modified following such a Change of Control.”
     7. Section 11.2 hereby is amended in its entirety to read as follows:
     “11.2 Acceleration of Benefits. Except and unless the Board Committee determines otherwise at the time of grant of a particular Award or Awards, and as set forth in the applicable Award Agreement, upon the occurrence of a Change of Control: (i) any Awards outstanding as of the date of such Change of Control that are subject to vesting requirements and that are not then vested, shall become fully vested; (ii) all then-outstanding Options and SARs shall be fully vested and immediately exercisable, provided that in no event shall any Option or SAR be exercisable beyond its original expiration date; and (iii) all restrictions regarding the Restriction Period and all other conditions prescribed by the Board Committee, if any, with respect to grants of Cash-Based Awards, Performance Shares, Performance Units, Restricted Stock, Restricted Units, or Stock-Based Awards, shall automatically lapse, expire and terminate and all such awards shall be deemed to be fully earned. Notwithstanding the foregoing, if an Award is “deferred compensation” within the meaning of Section 409A of the Code, then notwithstanding that the Award shall be deemed to be fully vested and earned pursuant to this Section 11.2 upon a Change of Control, unless the Change of Control qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), in no event shall payment with respect to the Award be made at a time other than the time payment would be made in the absence of the Change of Control.”
     8. Section 13.6 hereby is amended (i) to replace the phrase “Section 162(m) of the Code” set forth in the first sentence thereof with the phrase “Sections 162(m) and 409A of the Code” and (ii) to insert the phrase “but subject to the requirements of section 409A of the Code,” immediately after the phrase “the Board Committee may, in its discretion,” set forth in the last sentence thereof.

     9. Section 13.8(a) hereby is amended in its entirety to read as follows:
     “(a) Section 162(m) Related Deferral. Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that any Award shall be ineligible for treatment as “other performance based compensation” under Section 162(m) of the Code, the Board Committee, in its sole discretion, shall have the right with respect to any Executive Officer who is, in the year any Award hereunder otherwise would become deductible by the Company, a “covered employee” under Section 162(m) of the Code, to defer such Executive Officer’s receipt of such Award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Board Committee, provided that the Board Committee may effect such a deferral only in a situation where the Board Committee reasonably anticipates that the Company would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the Award that reasonably is anticipated not to be deductible. In no event shall the provisions of this Section 13.8(a) apply to Options or SARs.”
     10. Section 13.8(b) hereby is amended to insert the word “written” immediately prior to the phrase “rules and procedures” set forth in the last sentence thereof.
     11. Section 13.10 hereby is amended to insert the phrase “, including without limitation, Section 409A of the Code,” immediately after the phrase “subject to applicable law” set forth in clause (ii) of the last sentence thereof.
     APPROVED AND AUTHORIZED BY THE BOARD OF DIRECTORS as of the 24th day of October, 2008.

HARRIS CORPORATION

/s/ Jeffrey S. Shuman

Jeffrey S. Shuman
Vice President, Human Resources and Corporate Relations

ATTEST:

/s/ Scott T. Mikuen Secretary 12-30-08

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